Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS IMPROVED YEAR OVER YEAR FINANCIAL RESULTS AND

STRONG BALANCE SHEET FOR THE SECOND QUARTER 2022

●	CASH BALANCE OF OVER $33.3 million AFTER OVER $15 MILLION INVESTED IN CAPITAL AND EXPLORATION
●	OPERATING CASH FLOW OF $12.2 million AND EBITDA OF $29.0 MILLION
●	REITERATE 2022 PRODUCTION AND COST GUIDANCE

Denver, Colorado – July 27, 2022 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 8,746 ounces of gold and 231,622 ounces of silver in Q2 2022 for a gold equivalent total of 11,475 ounces. Additionally, the Company sold 3,590 tonnes of zinc, 286 tonnes of copper, and 1,755 tonnes of lead.

Allen Palmiere, President and CEO said “Production remains solid at the Don David Gold Mine in Mexico with significant improvements in financial measures over the same period last year. The volume of tonnes processed during the quarter declined slightly from Q1 as we continue to address ground support challenges common to our type of mineral deposit. Grades and improved recoveries helped ensure we delivered another quarter of over 10 thousand gold equivalent ounces. We continue to be committed to having a disciplined focus on costs in the current inflationary market and would like to reiterate our 2022 guidance. Likewise, our continued reinvestment into exploration and infrastructure improvements at the Don David Gold Mine and progressing the feasibility study and permitting initiatives at the Back Forty Project in Michigan are focused on favorably impacting our environment, social and governance programs while creating operational efficiencies and longevity.”

Q2 2022 HIGHLIGHTS

Additional highlights for the second quarter ended June 30, 2022, are summarized below:

●	Total cash cost for the quarter was $247 per gold equivalent (“AuEq”) ounce (after co-product credits) and total all-in sustaining cost for the quarter was $799 per AuEq ounce (after co-product credits). Both non-GAAP measures were favorably impacted by higher co-product credits for base metals sold. [1]

1 See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures below for a reconciliation of non-GAAP measures to applicable GAAP measures.

●	For the eighth consecutive year, the Don David Gold Mine (“DDGM”) earned the prestigious Empresa Socialmente Responsable (“ESR”) award from the Mexican Center for Philanthropy (CEMEFI). Awards are given to organizations who demonstrate a commitment to supporting social and environmental protection programs within their local communities.
●	During the quarter, the Company continued to process tailings material from a nearby community in an effort to ensure the proper environmental treatment and storage of the material.
●	The Company’s Annual Meeting of Shareholders was held in person on May 19, 2022. During the meeting, shareholders approved the current five Directors to serve another annual term and ratified the appointment of BDO USA, LLP as the independent auditor for the fiscal year ending December 31, 2022.
●	$0.9 million was distributed in shareholder dividends this quarter, totaling over $121 million since 2010.
●	Working capital was $37.1 million as of June 30, 2022, $7.8 million higher than as of December 31, 2021. The increase is primarily due to a decrease in the liability related to the zinc zero cost collar.

Trending Highlights

	2021				2022
	Q1	Q2	Q3	Q4	Q1	Q2
Operating Data
Total tonnes milled	138,980	129,590	98,010	135,398	136,844	129,099
Average Grade
Gold (g/t)	1.68	1.93	2.68	1.93	3.00	2.63
Silver (g/t)	72	77	91	82	81	64
Copper (%)	0.43	0.36	0.37	0.38	0.41	0.32
Lead (%)	1.70	1.63	2.29	2.17	1.97	1.99
Zinc (%)	4.29	3.64	4.79	4.77	4.89	4.00
Metal production (before payable metal deductions)
Gold (ozs.)	6,097	6,555	6,933	6,853	11,187	9,317
Silver (ozs.)	307,610	295,979	265,829	330,873	332,292	249,088
Copper (tonnes)	441	368	284	413	431	303
Lead (tonnes)	1,737	1,654	1,808	2,345	2,073	2,020
Zinc (tonnes)	4,377	3,683	3,920	5,349	5,562	4,282
Metal produced and sold
Gold (ozs.)	5,019	5,697	5,809	6,119	8,381	8,746
Silver (ozs.)	253,061	270,321	255,394	287,805	265,407	231,622
Copper (tonnes)	382	365	268	405	408	286
Lead (tonnes)	1,176	1,214	1,550	2,059	1,639	1,755
Zinc (tonnes)	3,134	3,193	3,059	4,167	4,359	3,590
Average metal prices realized
Gold ($ per oz.)	$ 1,787	$ 1,822	$ 1,762	$ 1,811	$ 1,898	$ 1,874
Silver ($ per oz.)	$ 26.77	$ 26.88	$ 23.19	$ 23.51	$ 23.94	$ 22.05
Copper ($ per tonne)	$ 8,873	$ 10,375	$ 9,092	$ 9,768	$ 10,144	$ 9,275
Lead ($ per tonne)	$ 2,082	$ 2,162	$ 2,397	$ 2,339	$ 2,347	$ 2,168
Zinc ($ per tonne)	$ 2,797	$ 2,945	$ 3,032	$ 3,466	$ 3,842	$ 4,338
Precious metal gold equivalent ounces sold
Gold Ounces	5,019	5,697	5,809	6,119	8,381	8,746
Gold Equivalent Ounces from Silver	3,791	3,999	3,356	3,736	3,348	2,729
Total AuEq oz	8,810	9,696	9,165	9,855	11,729	11,475
Financial Data ($'s in thousands except for per ounce)
Total sales, net	$ 27,268	$ 30,836	$ 29,029	$ 38,063	$ 45,417	$ 37,064
Earnings from mining operations before depreciation and amortization	11,974	11,259	11,766	17,744	25,281	15,281
Total cash cost after co-product credits per AuEq oz sold	408	713	466	73	(121)	247
Total consolidated all-in sustaining cost after co-product credits per AuEq oz sold	937	1,280	1,031	451	499	799
Production Costs	15,243	19,523	17,216	20,252	20,074	21,722
Production Costs/Tonnes Milled	110	151	176	150	147	168
Earnings before interest, taxes, depreciation and amortization	8,520	7,413	7,402	10,304	15,328	13,716
Operating Cash Flows	6,831	9,298	5,743	12,911	4,230	7,976
Net income	2,527	1,283	1,529	2,689	4,019	2,626
Earnings per share - basic	$ 0.03	$ 0.02	$ 0.02	$ 0.03	$ 0.05	$ 0.03

2022 Capital and Exploration Investment Summary

		For the six months ended June 30, 2022	2022 full year guidance
		(in thousands)
Sustaining Investments:
Underground Development	Capital	$3,168	$8.5 - 9.5 million
Infill Drilling and Exploration Development	Capital	4,040	7.0 - 7.5 million
Other Sustaining Capital	Capital	1,416	4.0 - 4.5 million
Subtotal of Sustaining Investments:		8,624
Growth Investments:
DDGM growth:
Gold Regrind	Capital	745	-
Dry Stack Completion	Capital	1,149	-
Surface Exploration / Other	Exploration	935	2.5 - 3.0 million
Underground Exploration Drilling	Exploration	1,112	3.0 - 3.5 million
Back Forty growth:
Back Forty Feasibility Study & Permits	Exploration	3,095	8.0-9.0 million
Subtotal of Growth Investments:		7,036
Total Capital and Exploration:		$15,660	$33.0 - 37.0 million

The Company’s investment in Mexico continued in Q2 2022 totaling $12.6 million year-to-date. Our investment in Mexico is focused on favorably impacting our environment, social and governance programs while creating operational efficiencies and longevity. Year-to-date at the Back Forty Project, $3.1 million has been invested in feasibility and permitting initiatives.

Gold Regrind Project: Zinc tailings are being reground and leached to produce doré bars. Gold recovery is expected to continue to increase, and we have seen an approximate 5% increase in the gold recovery since the same period in 2021. Completion and commissioning were finalized in Q2 2022. A total of $1.8 million was invested in this project, $1.1 million in 2021.

Dry Stack Tailings Project: Construction of the tailings filtration plant and dry stack facility were completed in 2021. During the first half of 2022, work continued to optimize the operations of the filtration plant. Currently 85% of the tails are sent to the dry stack facility, and the remaining 15% is sent to the underground operations in the form of paste fill for ground support. The dry stack facilities will conserve and recirculate water, eliminate risks related to traditional tailings facilities, accelerate reclamation of certain areas of the open pit mine, and extend the life of the operations. As of June 30, 2022, a total of $15.1 million has been invested in this project, $14.0 million through 2021.

Dry Stack Area

Underground and Exploration Development: Mine development during the quarter included ramps and accesses to different areas of the deposit, vertical shafts, and exploration development drifts. A total of 2,346 meters of development, at a cost of $5.3 million (1,252 meters at a cost of $2.9 million in Q2), was completed during the first half of 2022. For the first half of 2022, underground mine development was $3.2 million and exploration development was $2.1 million (included in Infill Drilling and Exploration Development in the table above). We plan to invest a total of $8.5 million to $9.5 million in underground development and an additional $4.0 million to $4.5 million in exploration development in 2022.

Back Forty Feasibility and Permitting: Work on the optimized feasibility study progressed during Q2 2022. Current initiatives are focused on mine planning and process plant design. Environmental considerations are a key factor in the overall site layout and infrastructure decisions being made. The feasibility study work for the Back Forty Project in

Michigan, USA progressed during Q2 2022 with completion expected in the second half of this year, followed by permit applications being submitted with state agencies in Michigan.

Q2 2022 Conference Call

The Company will host a conference call tomorrow, Thursday, July 28, 2022 at 10:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://app.webinar.net/AgbarDeZeBK

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: (888) 440-2094

International:             (438) 803-0544

Conference ID: 1047419

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com